EXCLUSIVE LICENSE AGREEMENT

This Agreement made effective this 28th day of September, 2004,

Between

PARTEQ Research and Development Innovations, an Ontario not-for-profit corporation with principal offices at Rm 1625, Biosciences Complex, Queen's University, Kingston, Ontario, K7L 3N6

"Licensor",

and

Ethanol Extraction Technologies, Inc., a corporation incorporated under the laws of Florida with principal offices at 202 South Wheeler Street, Plant City, Florida 33563

"Licensee".

BACKGROUND

Queen's University at Kingston has granted to Licensor an exclusive, worldwide license under the Licensed Patents to make, use and sell the Licensed Product and to use the Licensed Technology (as these terms are hereinafter defined) developed at Queen's and to license to others under the Licensed Patents to make, use and sell the Licensed Product and to use the Licensed Technology developed at Queen's.

Queen's received funds from the Ministry of Energy Mines and Resources (Canada) (hereinafter "EMR") to build a large scale pilot plant Covered by the Licensed Patents. As a condition of such funding, EMR retained ownership of all Proprietary Information created in respect of the pilot plant operation and as further defined in the License Agreement with EMR dated July 24, 1991. EMR has granted to Licensor a worldwide exclusive license to commercially exploit and use, including the right to sub-license, all

Proprietary Information whether such Proprietary Information has been patented or not, or whether it is subject to copyright protection or not.

The objective of said license and sublicenses is to permit commercial exploitation of the Licensed Product and to encourage the development of Improvements to the Licensed Product and the Licensed Technology.

Subject to the terms and conditions set out in this Agreement, Licensee desires to obtain from Licensor and Licensor wishes to grant to Licensee an exclusive license under the Licensed Patents to make, use and sell the Licensed Product and to use the Licensed Technology.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, Licensor and Licensee agree as follows.

ARTICLE 1

INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, the following capitalized terms, words, and phrases, when used in either the singular or plural, shall have the following meanings:

"**Affiliate**" means, with respect to a party to this Agreement, any Entity which controls, is controlled by, or is under common control with such party, where the term "control" means direct or indirect possession of at least sixty-seven percent (67%) of the voting securities or comparable equity interest by or in such Entity.

"**Agreement**" means the Background section, the terms and conditions and all schedules attached thereto.

"Calendar Quarter" means a period of three (3) months in the Gregorian Calendar ending on the last day of March, June, September, or December.

"Calendar Year" means the period of four Calendar Quarters ending on the last day of December.

"Commercial Sale" means the sale or other transfer of a Licensed Product, the provision of a service to a third party for consideration, the sale of equipment related to the Licensed Technology or any transfer or license of rights, option or other right, or agreement to refrain from asserting rights, relating to the Licensed Technology. The transfer of such Licensed Product or provision of such service to a third party for use solely as marketing samples to develop or promote such Licensed Product shall not constitute a Commercial Sale.

"Confidential Information" means any information disclosed under this Agreement, whether or not designated as being confidential or proprietary, for which reasonable precautions have been taken to maintain the secrecy of such information, including but not limited to information relating to any scientific or engineering research project, work in process, future developments, names of suppliers and customers, marketing and business plans relating to either party (the "Disclosing Party"), whether in oral, written, graphic or electronic form. Confidential Information shall not include information that is: (i) known to the other party (the "Receiving Party") prior to disclosure by the Disclosing Party; (ii) disclosed in published literature; (iii) generally known or available to industry; (iv) obtained by the Receiving Party from a third party who is not in breach of any confidentiality obligations to the Disclosing Party; (v) independently developed by the Receiving Party without any reference to confidential or proprietary information received from the Disclosing Party; (vi) disclosed pursuant to the Order of a Court or regulatory agency; or (vii) disclosed in order to promote public health and safety.

"**Covered by the Licensed Patents**" means that, in respect of a Licensed Product, the manufacture, use, or sale of such Licensed Product would infringe, but for the License granted hereunder, a Valid Claim in the Licensed Patents in the country for which such product is manufactured, used or sold, or in respect of pending patent applications, the manufacture, use or sale of such Licensed Product as disclosed in the pending application.

"**Effective Date**" means the date first written above.

"**Entity**" means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization which can exercise independent legal standing.

"**Fair Market Value**" means the gross sales price or value which Licensee would realize in an-arm's length sale or exchange of consideration for an identical item or service sold or provided in the same quantity and at the same time and place as the sale or exchange for which the Fair Market Value is to be determined.

"**Gross Revenues**" means all cash, monies, receipts, advances, credits against future royalties or obligations and any judgments or settlements of any claim relating to the Licensed Technology or Licensed Patent and other consideration accrued by the selling or transacting Entity arising from or in connection with Commercial Sales, advances, credits against future royalties or obligations and any judgments or settlements of any claim, relating to the Licensed Technology or Licensed Patents. If consideration is received in a form other than cash, Gross Revenue, shall be deemed to have been received in cash in an amount equal to the monetary equivalent or Fair Market Value of such consideration, whichever is greater.

"**Improvements**" means any improvement, idea, design, concept, technique, discovery or invention relating to the Licensed Patents, Licensed Products or the Licensed

Technology, whether or not patentable, copyrightable, or otherwise protectable as intellectual property, acquired or developed by the Principal Investigator during his employment by Queen's University during the term of this Agreement.

"Know-How" means trade secrets, Confidential Information, and other useful, proprietary information, including without limitation knowledge, know-how, techniques, processes, and inventions not known to the public, related to the Licensed Patents, that are owned or developed by the Principal Investigator during his employment by Queen's prior to or during the term of this Agreement and Proprietary Information that is owned by EMR.

"License" means the license rights granted in Article 2 of this Agreement.

"Licensee" means Ethanol Extraction Technologies, Inc. and Affiliates of Ethanol Extraction Technologies, Inc.,.

"Licensed Patents" means the patents or patent applications identified in Schedule A, any additional patent applications relating to the Licensed Technology acquired or developed by the Principal Investigator while employed at Queen's University, and which are filed by or on behalf of Licensor or Queen's University during the term of this Agreement, any and all continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, or extensions of the foregoing and all patents that issue from any of the foregoing.

"Licensed Product" means any product, good, apparatus, method, composition of matter, or service that is Covered by the Licensed Patents or that incorporates any part of the Licensed Technology.

"Licensed Technology" means all of the technology, information and intellectual property contained in the Licensed Patents including without limitation all Know-How

and Improvements, and including the technology as described in Schedule B, developed by the Principal Investigator during his employment by Queen's University.

"Net Sales" means Gross Revenues arising from a Commercial Sale, reduced by the following costs actually allowed and/or incurred by Licensee, Sublicensee , joint venture partner, partner, co-ventures or agents as demonstrated by the documents and records of Licensee or transacting entity, as appropriate:

(a) credits or refunds, not exceeding the original or customary billing or invoice amount, for claims or returns;

(b) prepaid transportation insurance premiums;

(c) prepaid outbound transportation expenses;

(d) discounts, in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers, and distributors;

(e) handling charges; and

(f) taxes including sales, use, turnover, excise, import, export, and other taxes or duties, imposed by a government agency on such Commercial Sale and borne by Licensee or its Sublicensees but not including, withholding, income or similar taxes.

"Principal Investigator" means Dr. Andrew J. Daugulis or any investigator as designated from time to time during this Agreement by mutual consent of both Licensee and Licensor.

"Queen's" means Queen's University at Kingston, Ontario.

"Sublicensee" means any Entity that is expressly licensed by Licensee, pursuant to the authority granted in this Agreement to grant sublicenses under the Licensed Technology and/or the Licensed Patents.

"Territory" means Worldwide; and

"Valid Claim" means a claim in an issued patent that has not been held invalid or unenforceable by the final, unappealable decision of a court, or similar legal entity, of competent jurisdiction.

1.2 Entire Agreement

This Agreement (including without limitation the Background section) and any documents incorporated by reference herein, constitute the entire agreement and understanding between Licensor and Licensee pertaining to the subject matter hereof and supersede all prior or collateral agreements, understandings, negotiations and discussions pertaining to such subject matter, whether oral or written or in electronic form. Except as specifically set out herein, there are no conditions, representations, warranties, undertakings, promises, inducements, or agreements whether direct, indirect, collateral, express or implied made by Licensor to Licensee. No modification, supplement or waiver of this Agreement shall be binding unless executed in writing by authorized officers of each party.

1.3 Force Majeure

Neither Licensor nor Licensee shall be in default of the terms of this Agreement because the party delays performance or fails to perform such terms; provided such delay or failure is not the result of the party's intentional or negligent acts or omissions, but the result of causes beyond the reasonable control of such party (any such cause is a "Force Majeure Event"). Causes reasonably beyond the control of Licensor and Licensee shall include, but not be limited to, revolutions; civil disobedience; fires; acts of God, war, or public enemies; blockades; embargoes; strikes; labour disputes; governmental, administrative or judicial orders, delays in transit or deliveries. In the event of a Force Majeure Event, each party shall be allowed a reasonable period of time to fulfil its obligations hereunder, however, where such Force Majeure Event continues more than 180 days, the party not seeking to rely on the Force Majeure Event to excuse its non-performance, may terminate this Agreement.

1.4 Governing Law

This Agreement shall be deemed to have been made in Ontario and shall be governed and construed in accordance with the laws of the Province of Ontario, and the federal laws applicable therein. Licensor and Licensee attorn to the non-exclusive venue and jurisdiction of the Courts of Ontario in respect of any matter or dispute arising from this Agreement and its subject matter.

1.5 Headings

The article, section and subsection titles and headings contained in this Agreement are for convenience and reference only. Such titles and headings do not form a part of this Agreement, shall not define or limit the scope of the articles, sections or subsections, and shall not affect the construction or interpretation of any of the articles, sections or subsections.

1.6 Severability

In the event that any provision or term of this Agreement shall be held by a court to be illegal or unenforceable, all of the other terms and provisions hereof shall remain in full force and effect, except that if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favour the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favour the material term or provision was stipulated shall have the option upon such a holding, to terminate this Agreement.

1.7 Accounting Principles

All accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations shall be made and all financial data to be submitted shall be prepared, in accordance with the generally accepted accounting principles in effect at time of calculation in Canada including without limitation those approved or recommended from time to time by the AICPA - American Institute of Certified Public Accountants or Canadian Institute of Chartered Accountants, or any successor institute, applied on a consistent basis.

ARTICLE 2
GRANT OF RIGHTS

2.1 License

Subject to the terms and conditions of this Agreement, and where Licensor may lawfully grant such license rights, Licensor hereby grants to Licensee the exclusive (subject to 2.2), royalty bearing right and license (with the right to sublicense), in the Territory, to the Licensed Technology and the Licensed Patents to develop Licensed Products and to make Improvements to the Licensed Technology and the Licensed Patents, and to make, have made, use and sell Licensed Products.

2.2 Rights Retained by Licensor

Notwithstanding the foregoing, Licensor retains the right to use and practise the Licensed Technology and the Licensed Patents within the Field of Use for non-commercial, research and/or academic purposes only, which right it may exclusively license to Queen's, and to other educational, hospital or not-for-profit research organizations for non-commercial research and academic purposes.

2.3 No rights in Licensed Patents and Licensed Technology

Licensee agrees and acknowledges that it acquires no rights in the Licensed Patents or the Licensed Technology except the license expressly granted under this Agreement.

2.4 Rights to Sublicense

The License granted under this Agreement specifically includes the right of Licensee to grant sublicenses. Licensee agrees that any sublicense it grants to any third party shall be granted under the following conditions:

2.4.1 Any sublicense grant of rights to the Licensed Technology and/or the Licensed Patents shall be subject to essentially the same terms and conditions as set out in this Agreement (the "Sublicense Agreement"). Each Sublicense Agreement shall specifically reference this Agreement and all rights retained by Licensor.

2.4.2 Within thirty (30) days after the execution of the Sublicense Agreement, Licensee shall forward to Licensor a fully executed copy of the Sublicense Agreement. Should the Sublicense Agreement be written in a language other than English, Licensee shall provide Licensor with an English translation of the Sublicense Agreement.

2.4.3 Notwithstanding any other provision in this Agreement, where non-cash consideration is paid or payable to Licensee under a sublicense, or where the sublicense is granted to a party not operating at arm's length to Licensee, or where the sublicense is part of a series or set of related transactions, or where a sublicense is granted for consideration substantially less than Fair Market Value, Licensee shall obtain the prior written approval of Licensor to enter into such Sublicense Agreement, such approval not be unreasonably withheld or delayed.

ARTICLE 3
TERM

3.1 Term

The term of this Agreement shall commence on the Effective Date and, unless otherwise terminated under this Agreement, shall extend until the later of:

3.1.1 the last patent of Licensed Patents expires; or

3.1.2 ten (10) years after the Effective Date.

ARTICLE 4
LICENSING CONSIDERATION

4.1 License Issue Fee

In consideration of the license granted herein and the costs incurred therefor, Licensee shall pay to Licensor a license issue fee of $30,000 payable upon signing. If Licensor does not receive this payment within 30 days of the Effective Date of this Agreement, this Agreement shall be null and void.

4.2 Annual Earned Royalties

In consideration for the license granted in this Agreement, Licensee shall pay to Licensor, in the manner designated below: an annual earned royalty of 1.0 % of Net Sales of Licensed Product until last patent of Licensed Patent expires and 0.25% thereafter for the Term; and 1.0% of Net Sales of equipment that enable the use of the Licensed Technology.

4.3 Milestone Payments

In consideration for the license granted herein, Licensee shall pay to Licensor, within 30 days of achievement, $2,500 per million gallons of annual nameplate capacity for each plant built, retrofitted or brought on-line that incorporates Licensed Technology for the Term.

4.4 Sublicensing Revenue

In addition to all other royalties, fees and payments payable hereunder, Licensee will pay to Licensor 10% of all other consideration, whether cash or cash in-kind, received by Licensee, where such consideration is exchanged for rights granted to a Sublicensee pursuant to this Agreement.

4.5 Taxes

All amounts set out above in this Article 4 are exclusive of taxes such as Goods and Services Tax, Provincial Sales Tax, Harmonized Sales Tax or any other tax exigible thereon, which shall be payable by Licensee to Licensor. Licensor is registered with the United States of America Department of Treasury Internal Revenue Service.

ARTICLE 5
PAYMENTS AND REPORTS

5.1 Payments

Unless otherwise specified in this Agreement, all amounts due Licensor shall be paid within thirty (30) days following the end of the Calendar Quarter in which such payment accrues or Licensee otherwise incurs the obligation to pay such amounts. All such payments shall be remitted to Licensor's address given in the notification provision of this Agreement or to such

other address as Licensor shall direct. Within 180 days following each anniversary of the Effective Date, Licensee shall cause its auditor to provide a letter, at Licensee's expense, addressed to Licensor, which letter provides the auditor's opinion that payments due Licensor under this Agreement have been calculated and paid in accordance with this agreement for the previous year ending on the anniversary of the Effective Date. All amounts due Licensor shall be segregated and held in trust for the sole benefit of Licensor. Licensee hereby grants Licensor a security interest in the rights licensed under section 2.1, as security for payments required under this section.

5.2 Payments in U.S. Dollars

All amounts due Licensor under this Agreement are in U.S. dollars and are to be paid in U.S. dollars. With respect to Net Sales received by Licensee in currency other than U.S. dollars, calculations required to ascertain amounts due Licensor and any currency conversions necessary to make payment of amounts due Licensor shall be made using the official closing exchange rate quoted by the Wall Street Journal on the day of Net Sale of funds is actually made. If such currency conversion is not reasonably possible, Licensee shall immediately inform Licensor and Licensee shall deposit any amounts owed to Licensor, in the currency of the Net Sales received, in the bank or trust association of the country of such currency designated by Licensor.

5.3 Late Fees

If the payment is made more than thirty (30) days late after the date such payment is due (an "Overdue Payment"):

5.3.1 Licensee shall pay to Licensor interest on an Overdue Payment at a rate of the Bank of Canada's Prime Business Rate (calculated and compounded monthly) plus 2%. Such interest will accrue on an Overdue Payment from the thirtieth (30th) day after the payment was due. Accrued interest will be due and payable on the first day of each month after interest begins to accrue, until full payment of all Overdue Payments and accrued interest.

5.4 Reports

During the term of this Agreement and for five (5) years thereafter, Licensee shall keep, at its own expense, accurate books of account using accepted accounting procedures, detailing all data necessary to calculate any payments due Licensor from Licensee under this Agreement. Each payment made to Licensor shall be accompanied by a written report summarizing the data used to calculate the amounts paid. Each report pertaining to royalty payments for the applicable accounting period shall specifically include the following, as applicable:

Gross Revenue amounts;

Net Sales amounts;

royalties due, broken down by category and country; and

Sublicensing consideration received.

All reports under this Agreement will be treated as Confidential Information.

If during any reporting period, no Net Sales are invoiced, billed, or received and no payment is due Licensor, Licensee shall nevertheless timely submit a written report to Licensor stating that no Net Sales were invoiced, billed, or received and no funds are due Licensor and describe progress being made to develop and exploit the Licensed Technology.

5.5 Examination of Records

Upon at least fifteen (15) days' written notice, Licensor, or Licensor's designated representative, shall have the right to examine such records and books of account of Licensee as are necessary, and where Licensee grants sublicenses or any other grant of rights in the Licensed Technology, it shall obtain a right for Licensor to examine such records and books of account of sublicense(s), joint venture partners, partners, co-venturers, agents or distributors as are necessary to verify the accuracy of Licensee's royalty payments hereunder. Such right may be exercised only once during any twelve-month period. Such examination may be performed at any time within five (5) years after the end of the reporting period to which the books of account pertain, and shall be performed during normal business hours at the major place of business or at such other site as may be agreed upon by Licensor and Licensee or the party who is subject to the inspection. Licensor may make abstracts or copies of such books of account solely for its use in performing the examination.

5.6 Results of Examination

If any examination of Licensee's records shows that Licensee has paid more than required under this Agreement, any excess amounts shall, at Licensee's option, be promptly refunded or credited against future royalties with interest from the date of overpayment at the Bank of Canada's Prime Business Rate minus 1%. If any examination of Licensee's records shows that Licensee has paid less than required under this Agreement, Licensee shall promptly pay the additional amount due together with interest and late fees as required under this Agreement for late payments. If the amount of underpayment exceeds ten percent (10%) of the amount which should have been paid, Licensee shall also pay all reasonable costs of such examination.

ARTICLE 6

PERFORMANCE

6.1 Licensee Efforts

During the term of this Agreement, Licensee shall use its commercially reasonable efforts to exploit the Licensed Technology in countries in the Territory where it is commercially reasonable to develop Licensed Products hereunder.

Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Product and shall earnestly and diligently endeavour to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

If Licensee is unable to perform any of the above provisions in this section 6.1 then Licensor has the right and option to either: (i) terminate this Agreement; or (ii) reduce Licensee's exclusive license to a non-exclusive license, and this right, if exercised by Licensor, supercedes the rights granted in Article 2 (Grant of Rights).

Licensee shall comply with all laws and regulations relating to its manufacture, sale or use of the Licensed Technology. Licensee shall not take any actions to invalidate the Licensed Patents or

have them declared unenforceable and shall not assist any other person to do so. Licensee shall conduct its activities in accordance with the Ethical Guidelines attached hereto as Schedule C.

ARTICLE 7
INTELLECTUAL PROPERTY MATTERS

7.1 Licensed Patents

7.1.1 Licensor shall provide Licensee with copies of all relevant documentation related to the prosecution of the Licensed Patents so that Licensee may be informed and appraised of and meaningfully consulted as to the continuing prosecution. In the event that Licensee does not agree that any given patent application or patent should be made, prosecuted or maintained (hereinafter referred to as a "Licensor Patent"), Licensor shall have the right unilaterally to make, prosecute and maintain such Licensor Patent, and Licensee shall not have any rights to such Licensor Patent, or Know-How relating thereto.

7.1.2 Licensor shall use its best efforts to amend any patent application to include claims reasonably requested by Licensee and required to protect the Licensed Technology.

7.1.3 Licensor agrees to advance all costs and legal fees incurred for the filing, prosecution, maintenance and taxes for all patent applications referred to in Article 7.1 and patents issuing therefrom. All reasonable expenses incurred after the Effective Date for such prosecution, maintenance and taxes shall be promptly reimbursed to Licensor by Licensee within 30 days of invoicing, except for those expenses relating to Licensor Patents, which shall be borne by Licensor.

7.2 Patent Markings

Licensee shall comply with all applicable United States and foreign statutes relating to the marking of Licensed Product(s) and/or related packaging with patent pending, patent number(s), copyrights, or other intellectual property notices and legends required to maintain the intellectual property rights licensed under this Agreement.

ARTICLE 8
WARRANTIES

8.1 Licensor Warranties

Licensor represents and warrants that:

8.1.1 to the best of its knowledge, Licensor has identified all inventors of the Licensed Patents and Licensed Technology and the entire right and title to the Licensed Technology and the Licensed Patents have been properly assigned by the inventors and developers of such technology and patent applications to Queen's, excluding NRCan's Proprietary Information, and Queen's has exclusively licensed the Licensed Technology and the Licensed Patents to Licensor;

8.1.2 it has full right and authority to grant the License granted hereunder and to enter and fully perform its rights and obligations under this Agreement;

8.1.3 neither Licensor nor Queen's has granted to any other Entity any rights or licenses under the Licensed Technology or the Licensed Patents; and,

8.1.4 other than the ownership rights retained by EMR in respect of Proprietary Information and exclusively licensed to Licensor, no government entity, agency, or authority has any existing or potential rights in the Licensed Technology or the Licensed Patents.

8.2 Licensee Warranties

Licensee represents and warrants:

8.2.1 It has full right and authority to enter into and fully perform its rights and obligations under this Agreement.

8.2.2 Entering into this Agreement will not conflict with any other obligation of Licensee.

8.3 Limitation on Licensor's Warranties

LICENSOR MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED TECHNOLOGY, OTHER THAN THOSE EXPRESSLY SET

FORTH IN THIS AGREEMENT. ALL LICENSOR DELIVERABLES ARE MADE AVAILABLE TO LICENSEE STRICTLY ON AN "AS IS" BASIS. LICENSOR DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS ERROR FREE OR THAT IT WILL MEET LICENSEE'S REQUIREMENTS. ALL IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF LICENSED TECHNOLOGY, DELIVERABLES, AND ANY PRODUCTS, SERVICES OR METHODS BASED ON THE LICENSED TECHNOLOGY IS ASSUMED BY LICENSEE. LICENSOR SPECIFICALLY DOES NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PATENTABILITY OF ANY LICENSED TECHNOLOGY, THE VALIDITY OF ANY LICENSED PATENT(S), THE SCOPE OF ANY LICENSED PATENT(S) CLAIMS, OR WHETHER OR NOT THE EXERCISE OF THE RIGHTS LICENSED UNDER THIS AGREEMENT WILL OR WILL NOT RESULT IN INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.4 Licensee's Indemnification

Licensee hereby indemnifies and undertakes to defend Licensor and Queen's, their shareholders, directors, officers, employees, students and agents and hold them harmless against all claims, suits, proceedings, demands, actions of any nature or kind whatsoever, damages, judgments, costs, expenses and fees (including but without limitation, reasonable legal expenses) arising out of or in any way associated with the use, manufacture, marketing and sale of the Licensed Products or with the use of Licensed Technology. This indemnification clause shall survive the termination of this Agreement.

8.5 Insurance

Licensee shall obtain and maintain insurance coverage with respect to its indemnification obligations under Article 8.4 in a minimum face amount of $1,000,000 per occasion and an aggregate of $5,000,000. Such insurance shall include coverage for Licensor and Queen's, and shall name Licensor and Queen's as beneficiaries. The policy shall provide for thirty (30) days

prior written notice from the insurer to the named beneficiaries before any cancellation, modification or reduction of coverage. Licensee shall furnish to Licensor a certificate evidencing that such a policy has been issued and is in full force and effect, before first Commercial Sale. Licensee shall immediately notify Licensor in the event any such policy is cancelled or there is a change in its terms and conditions.

8.6 Limitation of Liability

The liability of either party in relation to this Agreement shall in all circumstances be limited to direct damages and neither party shall be liable for any special, consequential, indirect, incidental, exemplary or punitive damages, whether in contract, tort or otherwise resulting from any cause of action whatsoever, including negligence, gross negligence, negligent misrepresentation, loss of profit, strict liability, operation of law, and/or fundamental breach or other theory of law. In no event shall Licensor's aggregate liability for claims arising out of or in connection with this Agreement exceed the greater of: (a) an amount equal to the fees paid under Article 4 of this Agreement during the 12 month period prior to such claim by Licensee to Licensor; or (b) $50,000.00.

ARTICLE 9
INFRINGEMENT

9.1 Licensed Technology Infringes Third Party's Rights

Should any third party threaten or make a claim that the manufacture, use, or sale of a Licensed Product or the use of the Licensed Technology by Licensee infringes or constitutes wrongful use of such third party's intellectual property rights, Licensee shall give Licensor prompt written notice detailing as many facts as possible concerning such claim. Licensor agrees, at its own expense, to provide all reasonable and necessary documents, in the possession of Licensor, and reasonable access at Licensor's offices during business hours to personnel of Licensor with a knowledge of the dispute, to Licensee in its attempts to resolve such claims.

9.2 Third Party Infringement

Licensor and Licensee agree that, should either party become aware of any actual or potential infringement or wrongful or unauthorized use of the Licensed Technology or the Licensed Patents, that party becoming aware will give the other party prompt written notice detailing as many facts as possible concerning such infringement or potential infringement. During the term of this Agreement, Licensee, at its own expense, shall have the right to prosecute infringement or wrongful or unauthorized use of the Licensed Technology and/or the Licensed Patents in the Territory. Licensee shall have the right to join Licensor as a party plaintiff in any action brought by Licensee to enforce the Licensed Technology and/or Licensed Patents. Should Licensee join Licensor, Licensee shall pay all expenses incurred by Licensor in its participation in the action, and Licensee shall indemnify Licensor against any losses, judgements, or awards that Licensor may incur as a result of such action. Licensee shall recover and retain any and all damages recovered from such an action. The foregoing rights shall be subject to the continuing right of Licensor to intervene in an action commenced by Licensee at Licensor's own expense.

9.3 Licensor Enforcement

Should Licensee not commence an action against a third party that is infringing or wrongfully using the Licensed Technology and/or Licensed Patents within 180 days of receiving or giving notice of such infringement, then Licensor may commence an action in its own name against such third party. Licensor shall have the right to join Licensee as a party plaintiff in any action brought by Licensor to enforce the Licensed Technology and/or Licensed Patents intellectual property rights. Should Licensor join Licensee, Licensor shall pay all expenses incurred by Licensee in its participation in the action, and Licensor shall indemnify Licensee against any losses, judgements, or awards that Licensee may incur as a result of such action. Licensee shall provide to Licensor all information reasonably required to assist with the prosecution of such action. Licensor shall recover and retain any and all damages recovered from such an action.

ARTICLE 10
CONFIDENTIAL INFORMATION

10.1 Confidential Information

Licensor acknowledges that Licensee may be required to disclose Confidential Information to Sublicensees or other third parties for the purposes contemplated in this Agreement. Licensee agrees to take reasonable precautions to protect such Confidential Information and preserve its confidential, proprietary, or trade secret status, including without limitation, entering into non-disclosure agreement with such parties. Licensee shall use at least the same degree of care and precaution as is customarily used to protect its own Confidential Information and which in any event shall be a prudent and reasonable degree of care. Licensee agrees that it shall utilize all such Confidential Information solely for furthering the objectives of this Agreement and it will not, either during the term of this Agreement or at any time subsequent to the termination of this Agreement, otherwise use such information for its own benefit or for the benefit of others; nor will Licensee publish or otherwise disclose such Confidential Information to any other individual or entity without the prior written consent of Licensor.

ARTICLE 11
TERMINATION

11.1 Licensor's Right to Terminate

Licensor may, at its option, such option not to be unreasonably exercised, terminate this Agreement immediately and without notice if Licensee:

11.1.1 becomes insolvent, is unable to pay its debts or enters into a compulsory or voluntary liquidation, or convenes a meeting of its creditors, or ceases to carry on business, or makes a general assignment for the benefit of creditors or suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under any Bankruptcy and Insolvency Act or any other statute of any state or country relating to insolvency or the protection of creditor's rights; or

11.1.2 is in breach or default of any obligation under this Agreement including Section 6.1, and fails to cure such breach or default, or satisfy that such breach or default has been cured, or otherwise reach agreement with Licensor on a procedure to remedy the breach or default within sixty (60) days after receiving written notice from Licensor to cure.

11.2 Obligations on Termination

Termination of this Agreement shall not release Licensor or Licensee from any obligation or liability to the other which shall have matured or accrued prior to termination. The following rights and obligations, in addition to others as expressly provided herein, shall survive termination:

(a) Licensee shall make all reports as required herein prior to termination and shall submit a termination report as reasonably requested by Licensor within sixty days of such request;

(b) Licensee shall pay all royalties or other payments due Licensor accrued or accruable for payment prior to termination, within thirty days of the effective date of termination and shall promptly remit royalties or other payments due Licensor;

(c) Licensee shall maintain all records required to be kept herein for the period before termination, and shall allow Licensor examination privileges as set forth in Article 5;

(d) any licenses, releases, or agreements of non-assertion running in favour of end users of Licensed Products;

(e) all claims and causes of action one party may have against the other; and

(f) all obligations to preserve and maintain the confidentiality of Confidential Information, except as required by court orders or by law or to satisfy government regulations.

Upon termination of this Agreement, Licensee shall; (i) cease making, using, selling, marketing or sublicensing any Licensed Technology; and, (ii) destroy any Confidential Information disclosed by Licensor and provide a certificate to Licensor verifying such destruction;

Upon termination of this Agreement the following provisions shall survive: Article 1, Article 5, section 8.3, section 8.4, section 8.6, Article 10 and Article 12.

11.3 Assignment of Sublicenses

Upon termination of this Agreement, Licensee agrees to assign to Licensor all its rights under the Sublicense Agreements granted under this Agreement.

ARTICLE 12
GENERAL PROVISIONS

12.1 Dispute Resolution

Licensor and Licensee shall provide the other party with prompt written notice of any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance or termination. Both parties do hereby agree to make best efforts to amicably resolve any such dispute within a reasonable time after receiving written notice of the existence of such dispute. In the event that such dispute cannot be resolved to the satisfaction of both parties within 30 days, either party may exercise any administrative or judicial remedies that may be available.

12.2 Assignment

It is understood that the Licensee will be immediately acquired by Xethanol, Inc., subsequent to the Effective Date of this Agreement. After this acqusition occurs, this Agreement may not be assigned or transferred by Licensee, without the prior written consent of Licensor. Such consent shall not be unreasonably withheld.

12.3 Amendments

Either Licensor or Licensee may propose an amendment to this Agreement. The proposing party shall give the other party notice which sets forth the proposed amendment. Within thirty (30) days following the effective date of such notice, the other party shall accept the modification or

reject the modification proposed. Licensor and Licensee agree to work in good faith to amend this Agreement should amendment be required to meet the needs of either party.

12.4 Notices

All notices, reports, payments, requests, consents, demands and other communications between Licensor and Licensee, pertaining to subjects related to this Agreement, shall be in writing and shall be deemed duly given and effective:

12.4.1 when actually received by mail or personal delivery; or

12.4.2 when mailed by prepaid registered or certified mail to the receiving party at the address set forth below, or to such other address as may be later designated by written notice from either party to the other party:

Licensor's notification address:

John P. Molloy, President and CEO
PARTEQ Research and Development Innovations,
Queen's University,
Kingston, Ontario, K7L 3N6

Licensee's notification address:

Joel Edelson, President
Ethanol Extraction Technologies, Inc.
202 South Wheeler Street
Plant City, Florida 33563

12.5 Waiver of Rights

In order to be effective, any waiver, by either party, of any right under this Agreement, must be in writing signed by an authorized representative of the party making the waiver. No such waiver or failure of Licensor or Licensee to enforce a right or strict performance under this Agreement shall be deemed to be a waiver or forbearance which would in any way prevent Licensor or Licensee from subsequently asserting or exercising any such rights, making a claim not specifically waived, or requiring strict performance of this Agreement. No such waiver or failure to enforce shall affect the validity of this Agreement or be a continuing waiver excusing compliance with any provision of this Agreement in the future.

12.6 Publicity

Neither party will use the name of the other party, or of Queen's, in any publicity without the prior written approval of the party being so named. Such approval from either party shall not be unreasonably withheld or delayed.

12.7 Time of Essence

Time shall be of the essence in all respects of this Agreement.

12.8 Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed an original, including those delivered by facsimile and such counterparts together shall constitute but one and the same instrument.

12.9 Further Assurances

The parties agree that each of them shall, upon reasonable request of the other, do or cause to be done all further lawful acts, deeds and assurances whatsoever required for the better performance of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representative.

EXECUTED at the Office of Licensee, this 28th day of September, 2004.

Deleted:

PARTEQ Research and Development Innovations

By: John P. Molloy
(I have the authority to bind the Corporation)

Title: President & CEO

Ethanol Extraction Technologies, Inc.

By: Joel H. Edelson
(I have the authority to bind the Corporation)

Title: President

Schedule A

Licensed Patents and Applications

United States Patent No. 4,865,973
Issued: 12 September 1989
Titled: "Process for Extractive Fermentation"

Canadian Patent No. 1,280,705
Issued: 26 February 1991
Titled: "Process for Extractive Fermentation"

Schedule B
Know-How

Plant and process specification and optimization work related to the building and operation of a pilot plant facility at Queen's University, including solvent choice, operating conditions and unit operation design.

Schedule C
Ethical Guidelines

Intellectual integrity – Rigorous standards of intellectual integrity must be upheld in all research and marketing activities.

Freedom of inquiry and exchange of ideas – Any restrictions proposed on free expression must be openly stated and subjected to careful public scrutiny and evaluation.

Equal dignity of all persons – Individuals shall be free to work and carry out research without fear of harassment, intimidation or discrimination.